UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 12, 2006

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective June 12, 2006, the Company has entered into the Iatan 2 and Common Facilities Ownership Agreement (the Ownership Agreement) with Kansas City Power & Light Company (KCPL), The Empire District Electric Company, Kansas Electric Power Cooperative, Inc., and Missouri Joint Municipal Electric Utility Commission. The Ownership Agreement provides for the construction, ownership and operation of an estimated 850 MW coal-fired electric generating facility (Iatan 2) adjacent to the existing Iatan electric generation station (Iatan 1) located in Platte County, Missouri. The Company will own an 18% undivided interest in Iatan 2, which will be constructed and operated by KCPL.

The Company will reimburse KCPL for the Company’s pro rata share of the construction, operating and maintenance costs of, and the Company will be entitled to its pro rata share of the power generated by, Iatan 2 in accordance with the terms and conditions set forth in the Ownership Agreement. The Ownership Agreement also contains representations, covenants, events of default, and other agreements (including, without limitation, rights of first refusal and a waiver of those rights in certain events) that are usual and customary for similar ownership and operating agreements. This description of the Ownership Agreement and the transactions contemplated thereby does not purport to be complete, and is qualified by reference to the Ownership Agreement, a copy of which is filed as an exhibit to this Form 8-K.

The Company, KCPL and The Empire District Electric Company are the co-owners of Iatan 1. The Company also does business in the ordinary course from time to time with the co-owners of Iatan 1 and Iatan 2.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 – Iatan 2 and Common Facilities Ownership Agreement by and among Kansas City Power & Light Company, Aquila, Inc., The Empire District Electric Company, Kansas Electric Power Cooperative, Inc., and Missouri Joint Municipal Electric Utility Commission, dated as of May 19, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By: /s/ Rick J. Dobson

Rick J. Dobson

Senior Vice President and Chief Financial Officer

Date: June 14, 2006